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Ex-10.45
Employment Agreement with William M. Swayne II

                                  EXHIBIT 10.45


                              EMPLOYMENT AGREEMENT

     This Employment Agreement ("Agreement") is effective as of July 1, 2000, by and between Telegen Corporation, a California corporation, ("Employer") and William M. Swayne II, an individual, ("Swayne").

     A. Employer desires the services of Swayne in order to retain his experience, abilities, and knowledge, and is therefore willing to engage his services on the terms and conditions set forth below.

     B. Swayne desires to be in the employ of Employer and is willing to do so on the terms and conditions set forth below.

     NOW THEREFORE, in consideration of the above recitals, the mutual promises and conditions set forth in this Agreement, and other valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

     1. Term. Subject to the termination provisions provided in this Agreement, Swayne shall be employed for a term commencing July 1, 2000 and ending July 1, 2002. Thereafter, unless otherwise agreed to in writing, Swayne's employment with Employer will be at will.

     2. Place of Employment. Unless the parties agree otherwise in writing, Swayne shall perform the services he is required to perform under this Agreement at Employer's main offices; however, Employer may from time to time require Swayne to travel temporarily to other locations on Employer's business, so long as such travel does not exceed 10 continuous days. For purposes of this paragraph 2, main offices shall include Employer's corporate office in California and Employer's office in Seattle, Washington. Employer covenants and warrants that it shall establish and support a fully staffed office in Seattle, Washington, the location to be determined and established before this contract is signed as a material inducement to Swayne to enter into this Agreement.

     3. Position and Responsibilities. Employer shall employ Swayne as its "President and Chief Operating Officer". As President and Chief Operating Officer, Swayne shall, in cooperation with and at the direction of the Chief Executive Officer, be responsible for developing, implementing and directing the strategic and operational aspects of Employer's business.

     4. Exclusive Employment. Except as specifically provided for in this paragraph 4, during his employment, Swayne shall devote his full business time, energy, and ability exclusively to the business and interests of Employer, and shall not, without Employer's prior written consent, render to others services of any kind for compensation, or engage in any other business activity. Swayne represents to Employer that he has no other outstanding commitments inconsistent with any of the terms of this Agreement or the services to be rendered under it. Swayne shall be permitted to conduct the business of WMS Financial Planners ("WMS"), so long as such conduct does not unreasonably interfere with Swayne's responsibilities to Employer under this Agreement.

     5. Work Schedule. Generally, Swayne shall work ten (10) hours a day, Monday through Thursday of each week, during the term of his employment.

     6. Non-Competition. During his employment with Employer, Swayne shall not, directly or indirectly, whether as partner, employee, creditor, shareholder, or otherwise, promote, participate, or engage in any activity or other business competitive with Employer.

     7. Nonsolicitation of Employees. During the period of Employment and for a period of two (2) years after the cessation of employment for any reason, whether with or without cause, Swayne shall not directly or indirectly, either alone or in concert with others, solicit or entice any employee of or consultant to Employer to leave Employer or work for anyone in competition with Employer.

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     8.   Nonsolicitation of Customers. During the period of employment and for a period of two (2) years after the cessation of employment for any reason, whether with or without cause, Swayne shall not directly or indirectly, either alone or in concert with others, solicit, entice, or in any way divert any prospective customers, customers or suppliers of Employer to do business with any business entity in competition with Employer.

     9.   Compensation.

          a. During the term of this Agreement, Employer agrees to pay Swayne a Base Salary of Four Hundred Thousand dollars ($400,000) per year. The Base Salary shall be payable as current salary, in installments twice each month subject to all applicable withholdings and deductions.

          b. As an inducement to Swayne to accept employment, Employer hereby provides Swayne a signing bonus consisting of 125,000 shares of non-assessable, fully diluted (post split) stock and incentive stock options for 500,000 additional shares at a strike price of $1.75 per share (44,000 of which are immediately vested and the remaining vest at the rate of 38,000 options per month.) In addition, Employer shall issue warrants for 75,000 shares with a strike price of $1.75 per share, to be assigned as directed. All shares, options and warrants shall be issued to Swayne or his designees.

     10.  Benefits.

          a. Employer will provide and pay for full medical and dental coverage for Swayne and his wife.

          b. Employer will provide and pay for long term disability insurance for Swayne with a minimum premium of $7,200 per year and a maximum premium of $8,000 per year.

          c. Employer will provide Swayne with participation in the 2000 Employee Stock Option Plan as approved by the Board of Directors.

          d. Employer will provide Swayne with participation in the Employee Stock Purchase Plan as approved by the Board of Directors.

          e. Employer will provide Swayne a $2,500,000 VUL joint-life insurance plan with an annual premium benefit of $30,000, guaranteed payable for 10 years.

          f. Employer will provide Swayne an automobile allowance of $750 per month as approved by the Board of Directors for senior executives.

          g. Employer will provide Swayne with an annual incentive bonus based on the accomplishment of clearly established and quantifiable corporate goals as established and approved by the Employer's Board of Directors.

     11. Vacation; Sick Leave; Retreats. Swayne shall be entitled to six (6) weeks of paid vacation for each twelve-(12) month period, the first six weeks being fully accrued in advance and successive weeks shall accrue pro-rata from the date employment commencing under this Agreement. Vacation time will continue to accrue so long as Swayne's total accrued vacation does not exceed ten (10) weeks. Should Swayne's accrued vacation time reach ten (10) weeks, Swayne will have the option of taking his vacation time in cash, up to a maximum of four (4) weeks. Additionally, Employer shall provide Swayne leave with pay to attend, at a minimum, two (2) WMS retreats consisting of 4 days each year and one (1) retreat per year hosted by Pacific West Securities, Inc., consisting of one week. Corporate executive and staff retreats shall not be counted as vacation time.

     12. Reimbursement of Expenses. During the employment term, to the extent that such expenditures satisfy the criteria under the Internal Revenue Code for deductibility by Employer (whether or not fully deductible) for federal income tax purposes as ordinary and necessary business expenses, Employer shall reimburse Swayne promptly for reasonable business expenses, including travel, parking, business meetings, business clothing purchases (not to exceed $5,000 annually), meals, living expenses and lodging away from Seattle, and professional dues. If any part of any expense reimbursement paid by Employer to Swayne is finally determined not to be allowable as a federal or state

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income tax deduction to Employer, the part disallowed shall be deemed compensation paid to Swayne by Employer in addition to the compensation paid under paragraph 9 of this Agreement.

     13.  Termination by Employer.

          a. Employer may terminate this Agreement at any time without notice for cause, which includes and is limited to, Swayne committing any material act of fraud or improperly disclosing Proprietary Information.

          b. In the event Employer terminates this Agreement without cause or for any other reason not listed in section (a) above, Employer shall be obligated to pay and provide Swayne all compensation and benefits (or equivalent value) for a period of five (5) years following the date of termination. This clause shall be added to any renewal or extensions of this contract in the future.

          c. In the event that the ownership control of Employer shall materially change during the term of this Agreement, Swayne, at his sole election and determination may deem this event a termination of this Agreement by Employer without cause thereby entitling Swayne to all compensation and benefits (or equivalent value) to which Employer is obligated under paragraph 13
(b), above.

          d. If this Agreement is terminated by Employer, with or without cause, all unvested options and warrants to which Swayne is entitled under paragraph 9 (c) shall be deemed immediately vested and exercisable by Swayne.

     14. Notification to New Employer. If Swayne leaves the employ of Employer, Swayne consents to Employer's notification to any new employer of Swayne's obligations under this Agreement.

     15. Proprietary Information. Through his employment with Employer, Swayne will have access to Proprietary Information of Employer. "Proprietary Information" means information (a) that is not known by actual or potential competitors of Employer or is generally unavailable to the public, (b) that has been created, discovered, developed, or otherwise become known to Employer or in which property rights have been assigned or otherwise conveyed to Employer (whether by virtue of Swayne's employment or otherwise), and (c) that has material economic value or potential material economic value to Employer's present or future business. "Proprietary Information" shall include trade secrets (as defined under California Civil Code section 3426.1) and all other discoveries, developments, designs, improvements, inventions, formulas, software programs, processes, techniques, know-how, negative know-how, data, research, techniques, technical data, prospective customer lists, customer and supplier lists, and any modifications or enhancements of any of the foregoing, and all program, marketing, sales, or other financial or business information disclosed to Swayne by Employer, either directly or indirectly, in writing or orally or by drawings or observation, which has actual or potential economic value to Employer. Such Proprietary Information is considered secret and is disclosed to Swayne in confidence.

     16. Nondisclosure of Proprietary Information. At all times, both during Swayne's employment and for a period of two (2) years after the cessation of Swayne's employment, whether the cessation is voluntary or involuntary:

          a. Swayne shall keep in strictest confidence and trust all Proprietary Information.

          b. Swayne shall not disclose, use, induce or assist in the use or disclosure of any Proprietary Information or anything related to Proprietary Information without the express written consent of Employer's Chief Executive Officer, except as may be necessary in the ordinary course of performing his duties for Employer; and

          c. Swayne shall promptly advise Employer of any knowledge that he may have of any unauthorized release or use of Employer's Proprietary Information, and shall take reasonable measures to prevent unauthorized persons or entities from having access to, obtaining, or being furnished with any Proprietary Information.

     17. Exposure to Criminal and Civil Liability. Swayne acknowledges that in addition to any rights that Employer may have under this Agreement, that the unauthorized taking of any Proprietary Information may be a crime under section 499c of the California Penal Code, and may also result in civil liability under sections 3426.1 through

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3426.11 of the California Civil Code.

     18. Right to Obtain Injunctive Relief. Swayne is obligated under this Agreement to keep Proprietary Information confidential and to render services of a special, unique, unusual, extraordinary, and intellectual character, which give this Agreement peculiar value. The breach of this Agreement and the loss of these services cannot be reasonably or adequately compensated in damages in an action at law. Accordingly, in addition to other remedies provided by law or this Agreement, Employer shall have the right to obtain injunctive relief against the breach of this Agreement by Swayne.

     19. Authorization to Sign. Employer acknowledges that the Board of Directors of Employer has authorized its Chief Executive Officer, Jessica L. Stevens, to execute this Agreement.

     20. No Assignment. Neither this Agreement, nor any duties or obligations under this Agreement, may be assigned by Employer or Swayne without the prior written consent of the other.

     21. Attorney's Fees. In the event any suit, action, or any other proceeding is commenced to enforce or interpret any part of this Agreement, the prevailing party shall be entitled to recover its costs and reasonable attorney's fees, court costs, expenses and other costs of investigation and preparation arising out of or incurred with such proceeding.

     22. Advice of Counsel. Employer and Swayne acknowledge to each other that each party has been represented by independent counsel of its own choice, and that each party has executed this Agreement with the consent and on the advice of such independent legal counsel.

     23. No Waiver. No waiver of a breach, failure of any condition, or any right or remedy contained in or granted by the provisions of this Agreement shall be effective unless it is in writing and signed by the party waiving the breach, failure, right, or remedy. No waiver by Employer or Swayne of any breach, failure, right, or remedy shall be deemed a waiver of any other breach, failure, right, or remedy, whether or not similar, nor shall any waiver constitute a continuing waiver unless the writing so specifies.

     24. Entire Agreement. This Agreement contains the entire Agreement between the parties and supersedes all prior oral and written Agreements, understandings, commitments, and practices between them, including all prior employment Agreements, whether or not fully performed by Swayne before the date of this Agreement. No oral modifications, express or implied, may alter or vary the terms of this Agreement. No amendments to this Agreement may be made except in writing and signed by both parties. No employee or supervisor of Employer is authorized to alter or vary the terms of this Agreement except by written Agreement by the Chief Executive Officer of Employer. Any representations contrary to this Agreement, express or implied, written or oral, are hereby disclaimed.

     25. Governing Law. The formation, construction, and performance of this Agreement shall be construed in accordance with the laws of the State of California.

     26. Notice. Any notice to Employer required or permitted under this Agreement shall be given in writing to Employer, either by personal service or by registered or certified mail, postage prepaid, addressed to Employer, attention Jessica L. Stevens, Chief Executive Officer, at its then principal place of business. Any such notice to Swayne shall be given in a like manner and, if mailed, shall be addressed to Swayne at his home address then shown in Employer's files. For the purpose of determining compliance with any time limit in this Agreement, a notice shall be deemed to have been duly given (a) on the date of service, if served personally on the party to whom notice is to be given, or (b) on the second business day after mailing, if mailed to the party to whom the notice is to be given in the manner provided in this section.

     27. Severability. If any provision of this Agreement is held invalid or unenforceable, the remainder of this Agreement shall nevertheless remain in full force and effect. If any provision is held invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances.

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Executed by the parties as of the date set forth below.


TELEGEN CORPORATION


By  /s/ JESSICA L. STEVENS                     Date:    July 1, 2000
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      Chief Executive Officer

William M. Swayne II


   /s/ WILLIAM M. SWAYNE                       Date:    July 1, 2000
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